FOR IMMEDIATE RELEASE

DUFF & PHELPS ADDS MANAGING DIRECTOR AND TEAM TO DISPUTE PRACTICE
ESTABLISHES PRESENCE IN WASHINGTON, D.C. METRO MARKET

NEW YORK, April 14, 2008 - Duff & Phelps Corporation (NYSE: DUF), a leading provider of independent financial advisory and investment banking services, today announced that Bruce Dubinsky has joined the firm as a Managing Director. In connection with this, Duff & Phelps has acquired Dubinsky & Company, P.C., a Bethesda, Maryland financial consulting firm that specializes in dispute and litigation support, fraud and forensic accounting, valuation and expert services. The acquisition complements Duff & Phelps’ existing dispute and legal management consulting business and establishes a presence for the firm in the Mid-Atlantic region.

“Duff & Phelps continues to look for opportunities to further expand its service offering to our blue-chip roster of clients,” said Dan Peters, Managing Director and Duff & Phelps’ Financial Advisory Segment Leader. “Our dispute consulting practice is a growing area, and we feel our clients will benefit from our expanded capabilities.”

Dubinsky & Company has provided dispute consulting services in some of the largest corporate fraud investigations in the country, analyzing and proving fraudulent activity and working in concert with legal counsel to recover assets and achieve final resolution. In addition, the company has particular expertise in providing expert witness and forensic accounting services for companies in the financial services industry. As a result of this acquisition, Dubinsky & Company will now operate under the Duff & Phelps brand name.

Bruce Dubinsky, President of Dubinsky & Company and leader of the new office for Duff & Phelps said, “Our deep experience in commercial litigation and fraud and forensic accounting coupled with Duff & Phelps’ expertise in dispute and legal management consulting equal a strong value proposition for clients of both companies. We look forward to working with our new colleagues and ensuring a rapid and seamless transition.”

“Dubinsky & Company is a natural fit for our dispute consulting business,” said Gerry Creagh, President of Duff & Phelps. “In addition to enhancing the depth of our capabilities, this acquisition provides us with geographic expansion into the metro Washington D.C. market, and a strong platform from which to build out the full array of Duff & Phelps service offerings.”

About Duff & Phelps

Duff & Phelps Corporation (NYSE: DUF) is a leading provider of independent financial advisory and investment banking services, supporting client needs principally in the areas of valuation, transactions, financial restructurings and disputes. Founded in 1932, the Company's mission is to protect, recover and maximize value for its clients by providing independent and unbiased advice on issues related to highly technical and complex assessments of value. Services include financial reporting valuation, tax services, real estate and fixed asset services, M&A advisory, corporate finance consulting, fairness and solvency opinions, restructuring advisory and dispute and legal management consulting. Investment banking services are provided by Duff & Phelps Securities, LLC. Duff & Phelps Securities, Ltd is authorized and regulated by The Financial Services Authority. With more than 1,000 employees serving clients worldwide through offices located in the United States, Europe and Asia, Duff & Phelps is committed to delivering insightful advice and service of exceptional quality, integrity and objectivity. For more information visit www.duffandphelps.com.

About Dubinsky & Company

Dubinsky & Company, P.C. is a Bethesda, Maryland based financial consulting firm that specializes in providing dispute analysis, litigation services and forensic accounting. The firm’s areas of specialty include dispute analysis for complex commercial litigation, fraud investigations and a variety of business valuation matters. The firm’s prestigious client base includes law firms, Fortune 100 companies, commercial businesses and various U.S. governmental entities, including the United States Department of Justice. Dubinsky & Company has conducted fraud investigations globally, and its professionals have been qualified to testify as expert witnesses in Federal and state courts throughout the United States.

Media Contact:

Marty Dauer
(212) 871-7700
investor.relations@duffandphelps.com